UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 26, 2021
DENNY’S CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-18051	13-3487402
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

203 East Main Street
Spartanburg, South Carolina 29319-0001
(Address of principal executive offices)
(Zip Code)

(864) 597-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
$.01 Par Value, Common Stock	DENN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 26, 2021, Denny's Corporation (the “Company”) entered into a Fourth Amended and Restated Credit Agreement among Denny's, Inc., as the Borrower, the Company, Denny's Realty, LLC ("Denny's Realty") and DFO, LLC ("DFO"), as Guarantors, Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer, Truist Bank, Bank of the West, and Regions Bank, as Co-Syndication Agents, Cadence Bank N.A. and Fifth Third Bank, as Co-Documentation Agents, and the other lenders party thereto (the “New Credit Facility”). The New Credit Facility provides for a five-year $400 million senior secured revolver (with a $25 million letter of credit sublimit). Borrowings will bear a tiered interest rate, which is based on the Company's consolidated leverage ratio and is initially set at LIBOR plus 225 basis points. The New Credit Facility includes an accordion feature that would allow the Borrower to increase the size of the facility to $450 million. The maturity date for the New Credit Facility is August 26, 2026.

The New Credit Facility is being used to refinance the Company's Old Credit Facility (as defined in Item 1.02 below) and will also be available for working capital, capital expenditures and other general corporate purposes. The New Credit Facility is guaranteed by the Company, Denny's Realty and DFO and is secured by assets of the Company and its subsidiaries, including the stock of the Company's subsidiaries.

The New Credit Facility includes negative covenants that are usual for facilities and transactions of this type. The New Credit Facility also includes certain financial covenants with respect to a maximum consolidated leverage ratio and a minimum consolidated fixed charge coverage ratio.

The Borrowers will have the option to make certain prepayments under the New Credit Facility. The New Credit Facility includes events of default (and related remedies, including acceleration and increased interest rates following an event of default) that are usual for facilities and transactions of this type.

For additional information, see the Fourth Amended and Restated Credit Agreement (attached hereto as Exhibit 10.1), Fourth Amended and Restated Guarantee and Collateral Agreement (attached hereto as Exhibit 10.2) and the press release (attached hereto as Exhibit 99.1, which is hereby incorporated by reference).

Item 1.02 Termination of a Material Definitive Agreement.

On August 26, 2021, the Company terminated its Third Amended and Restated Credit Agreement dated as of October 26, 2017, among Denny's, Inc., as the Borrower, the Company, Denny's Realty and DFO, as Guarantors, Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer, Regions Bank and Citizens Bank, National Association, as Co-Syndication Agents, Cadence Bank N.A. and Fifth Third Bank, as Co-Documentation Agents, and the other lenders party thereto, which established a credit facility in the original amount of $400 million (the “Old Credit Facility”). The Old Credit Facility was terminated in connection with the entry into the New Credit Facility described in Item 1.01 above.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

See the Exhibit Index below, which is incorporated by reference herein.

EXHIBIT INDEX

Exhibit number	Description
10.1
Fourth Amended and Restated Credit Agreement dated as of August 26, 2021 among Denny's, Inc., as the Borrower, Denny's Corporation, as Parent, and Certain Subsidiaries of Parent, as Guarantors, Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer, Truist Bank, Bank of the West, and Regions Bank, as Co-Syndication Agents, Cadence Bank N.A. and Fifth Third Bank, National Association as Co-Documentation Agents, and The Other Lenders Party Hereto, Wells Fargo Securities, LLC, Truist Securities, Inc., Bank of the West, and Regions Capital Markets, A Division of Regions Bank, as Joint Lead Arrangers and Joint Bookrunners.

10.2
Fourth Amended and Restated Guarantee and Collateral Agreement dated as of August 26, 2021 among Denny's Inc., Denny's Realty, LLC, Denny's Corporation, DFO, LLC, the other Subsidiaries of Parent from time to time party hereto, and Wells Fargo Bank, National Association, as Administrative Agent.

99.1	Press Release, dated August 26, 2021.

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denny's Corporation

Date: August 26, 2021	/s/ Robert P. Verostek
Robert P. Verostek
Executive Vice President and
Chief Financial Officer